Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2022 RESULTS

•2022 earnings guidance increased and narrowed to a range of $2.76 - $2.83 per share
•Provided 2023 earnings guidance range of $2.82 - $2.96 and 2023 annual common stock dividend target of $1.81
•Increased forecasted 2023 - 2026 capital expenditures to $8.5 billion in aggregate

MADISON, Wis. - November 7, 2022 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for the three months ended September 30 as follows:

	GAAP EPS		Non-GAAP EPS
	2022	2021	2022	2021
Utilities and Corporate Services	$0.99	$1.01	$0.99	$1.01
American Transmission Company (ATC) Holdings	0.02	0.03	0.02	0.03
Non-utility and Parent	(0.11)	(0.02)	(0.08)	(0.02)
Alliant Energy Consolidated	$0.90	$1.02	$0.93	$1.02

“Our purpose-driven strategy continues to deliver solid financial results, and our industry-leading renewable execution has seen an additional 100 megawatts of solar generation placed into service,” said John Larsen, Alliant Energy Chair, President and CEO. “Our raised and narrowed 2022 earnings guidance, announced 2023 earnings range and 6% common stock dividend target reinforce the strong performance and predicable long-term growth of our company.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.99 per share of GAAP EPS in the third quarter of 2022, which was $0.02 per share lower than the third quarter of 2021. The primary drivers of lower EPS were higher interest expense and timing of income tax expense.

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated $(0.11) per share of GAAP EPS in the third quarter of 2022, which was a $0.09 per share earnings decrease compared to the third quarter of 2021. The lower EPS was primarily driven by higher interest expense, timing of income taxes, and a non-GAAP charge related to the recently announced Iowa state income tax rate change.

Earnings Adjustments - Non-GAAP EPS for the three months ended September 30, 2022 excludes $0.03 per share related to the Iowa state income tax rate change described above for Alliant Energy’s Non-utility and Parent. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Estimated Net Temperature Impacts to Non-GAAP EPS - The estimated year-to-date impact of net temperatures on EPS compared to normal temperatures is a $0.07 per share gain in 2022. The midpoint of the temperature normalized non-GAAP EPS guidance for the full year 2022 is $2.73.

Details regarding GAAP EPS variances between the third quarters of 2022 and 2021 for Alliant Energy are as follows:

Variance
Higher interest expense	($0.04)
Timing of income tax expense	(0.04)
Iowa state income tax rate change	(0.03)
Other	(0.01)
Total	($0.12)

Higher interest expense - Total long-term debt increased due to additional financings since September 30, 2021 largely to fund capital expenditures, including the solar expansion program in Wisconsin. In addition, increases in short-term debt interest rates during 2022 contributed to higher interest expense in the third quarter of 2022 compared to the same period in 2021.

Timing of income tax expense - Income tax expense is recorded each quarter based on an estimated annual effective tax rate and the proportion of full year earnings generated each quarter, which causes fluctuations in the amount of tax expense quarter-over-quarter. The $0.04 timing variance in the third quarter is expected to reverse in the fourth quarter.

Iowa state income tax rate change - In September 2022, the Iowa Department of Revenues announced a change in the Iowa corporate income tax rate from 9.8% to 8.4%, effective January 1, 2023, in accordance with legislation enacted earlier this year. The announced change in the corporate income tax rate resulted in a non-GAAP charge of $8 million or $0.03 per share recorded in the third quarter to income tax expense related to the remeasurement of deferred income tax assets at the Non-utility and Parent operations. The lower tax rate also resulted in a reduction in regulatory assets recorded in the third quarter related to the remeasurement of deferred income tax liabilities at IPL which will provide cost benefits to its Iowa customers in the future.

2022 Earnings Guidance

Alliant Energy is updating its EPS guidance for 2022 as follows. The midpoint of the 2022 EPS guidance was increased primarily due to the estimated temperature impacts on retail electric and gas sales through the first three quarters of 2022.

	Revised	Previous
Alliant Energy Consolidated	$2.76 - $2.83	$2.67 - $2.81

Drivers for Alliant Energy’s 2022 EPS guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Stable economy and resulting implications on utility sales
•Normal temperatures in its utility service territories
•Execution of cost controls
•Execution of capital expenditure and financing plans
•Consolidated effective tax rate of 4%

The 2022 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws including corporate tax reform in Iowa, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, settlement charges related to pension and other postretirement benefit plans, federal and state income tax audits and other Internal Revenue Service proceedings, impacts from changes to the authorized return on equity for the American Transmission Company, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

2023 Earnings Guidance

Alliant Energy is issuing EPS guidance for 2023 of $2.82 - $2.96. Drivers for Alliant Energy’s 2023 EPS guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Stable economy and resulting implications on utility sales
•Normal temperatures in its utility service territories
•Execution of cost controls
•Execution of capital expenditure and financing plans
•Impacts of elevated interest rates on financing plans
•Consolidated effective tax rate of 1%

The 2023 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws including corporate tax reform in Iowa, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, settlement charges related to pension and other postretirement benefit plans, federal and state income tax audits and other Internal Revenue Service proceedings, impacts from changes to the authorized return on equity for the American Transmission Company, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“We will continue to execute on our purpose-driven plan in 2023, continuing construction on many of our planned solar projects that will provide reliable, affordable and clean energy for our customers. Our 13-year track record of 5% to 7% long-term growth continues with our 2023 earnings guidance of $2.82 - $2.96 per share,” said Larsen.

2023 Annual Common Stock Dividend Target

Alliant Energy has increased its 2023 expected annual common stock dividend target to $1.81 per share from the current annual common stock dividend target of $1.71 per share, a 6% increase. Payment of the 2023 quarterly dividend is subject to the actual dividend declaration by the Board of Directors each quarter, which is expected in January 2023 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2022 through 2026, which total $10 billion, as follows (in millions). The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total construction expenditures.

	2022	2023	2024	2025	2026
Generation:
Renewables and battery storage	$775	$900	$1,205	$725	$1,060
Other	80	100	315	490	335
Distribution:
Electric systems	465	550	595	545	535
Gas systems	75	80	85	85	85
Other	145	220	210	175	180
Total Capital Expenditures	$1,540	$1,850	$2,410	$2,020	$2,195

Earnings Conference Call

A conference call to review the third quarter 2022 results is scheduled for Tuesday, November 8, 2022 at 9 a.m. central time. Alliant Energy Chair, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 800-458-4121 (United States or Canada) or 323-701-0225 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 15, 2022, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy, whose core purpose is to serve customers and build strong communities, is an energy-services provider with utility subsidiaries serving approximately 985,000 electric and 425,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;
•the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;
•the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;
•the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;
•the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;
•inflation and higher interest rates;
•changes in the price of delivered natural gas, transmission, purchased electricity and coal, particularly during elevated market prices, and any resulting changes to counterparty credit risk, due to shifts in supply and demand caused by market conditions, regulations and the Midcontinent Independent System Operator, Inc.’s (MISO) seasonal resource adequacy process;

•IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;
•the ability to complete construction of renewable generation and storage projects by planned in-service dates and within the cost targets set by regulators due to cost increases of and access to materials, equipment and commodities including due to tariffs, duties or other assessments, such as any additional tariffs resulting from U.S. Department of Commerce investigations into the sourcing of solar project materials and equipment from certain countries, labor issues or supply shortages, the ability to successfully resolve warranty issues or contract disputes, the ability to achieve the expected level of tax benefits based on tax guidelines and project costs, and the ability to efficiently utilize the renewable generation and storage project tax benefits for the benefit of customers;
•federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;
•the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire, as well as the ability to transfer tax credits that may be generated in the future at adequate pricing;
•the impacts of changes in the tax code, including tax rates, minimum tax rates, and adjustments made to deferred tax assets and liabilities;
•employee workforce factors, including the ability to hire and retain employees with specialized skills, impacts from employee retirements, changes in key executives, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;
•disruptions in the supply and delivery of natural gas, purchased electricity and coal;
•changes to the creditworthiness of, or performance of obligations by, counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;
•any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;
•weather effects on results of utility operations;
•disruptions to ongoing operations and the supply of materials, services, equipment and commodities needed to construct solar generation, battery storage and electric and gas distribution projects, which may result from geopolitical issues, supplier manufacturing constraints, labor issues or transportation issues, as well as affect the ability to meet capacity requirements and result in increased capacity expense;
•continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;
•the direct or indirect effects resulting from the ongoing COVID-19 pandemic and the spread of variant strains;
•issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals Rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;
•increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;
•the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;
•changes to MISO’s methodology establishing capacity planning reserve margin and capacity accreditation requirements that may impact how and when new generating facilities such as IPL’s and WPL’s additional solar generation may be accredited with energy capacity and may require IPL and WPL to adjust their current resource plans, the need to add resources to comply with MISO’s methodology, or procure capacity in the market whereby such costs might not be recovered in rates;
•the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;
•issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, availability of warranty coverage for equipment breakdowns or failures, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental operating, fuel-related and capital costs through rates;
•impacts that excessive heat, excessive cold, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities or on the operations of Alliant Energy’s investments;
•Alliant Energy’s ability to sustain its dividend payout ratio goal;
•changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;
•material changes in employee-related benefit and compensation costs, including settlement losses related to pension plans;
•risks associated with operation and ownership of non-utility holdings;
•changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;
•impacts on equity income from unconsolidated investments from changes in valuations of the assets held, as well as potential changes to ATC LLC’s authorized return on equity;
•impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;
•current or future litigation, regulatory investigations, proceedings or inquiries;

•reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•the effect of accounting standards issued periodically by standard-setting bodies;
•the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and
•other factors listed in the “2022 Earnings Guidance” and “2023 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), including the sections therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2022 and 2023 earnings guidance, 2023 annual common stock dividend target and 2022-2026 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the three and nine months ended September 30, 2022 excluding a charge related to the Iowa state income tax rate change. Alliant Energy believes this non-GAAP financial measure is useful to investors because it provides an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and nine months ended September 30, 2022 and 2021. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our third quarter 2022 Form 10-Q.

This press release also includes temperature-normalized non-GAAP EPS guidance for the year ended December 31, 2022. Alliant Energy believes this non-GAAP guidance measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow and in the case of temperature normalized non-GAAP EPS guidance, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended September 30:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2022	2021	2022	2021	2022	2021
IPL	$0.61	$0.63	$—	$—	$0.61	$0.63
WPL	0.36	0.37	—	—	0.36	0.37
Corporate Services	0.02	0.01	—	—	0.02	0.01
Subtotal for Utilities and Corporate Services	0.99	1.01	—	—	0.99	1.01
ATC Holdings	0.02	0.03	—	—	0.02	0.03
Non-utility and Parent	(0.11)	(0.02)	0.03	—	(0.08)	(0.02)
Alliant Energy Consolidated	$0.90	$1.02	$0.03	$—	$0.93	$1.02

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2022	2021	2022	2021	2022	2021
IPL	$154	$157	$—	$—	$154	$157
WPL	91	93	—	—	91	93
Corporate Services	4	4	—	—	4	4
Subtotal for Utilities and Corporate Services	249	254	—	—	249	254
ATC Holdings	5	8	—	—	5	8
Non-utility and Parent	(27)	(6)	8	—	(19)	(6)
Alliant Energy Consolidated	$227	$256	$8	$—	$235	$256

Adjusted, or non-GAAP, earnings for the three months ended September 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2022	2021	2022	2021
Non-utility and Parent:
Iowa state income tax rate change	$8	$—	$0.03	$—
The following tables provide a summary of Alliant Energy’s results for the nine months ended September 30:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2022	2021	2022	2021	2022	2021
IPL	$1.30	$1.28	$—	$—	$1.30	$1.28
WPL	0.98	0.86	—	—	0.98	0.86
Corporate Services	0.05	0.04	—	—	0.05	0.04
Subtotal for Utilities and Corporate Services	2.33	2.18	—	—	2.33	2.18
ATC Holdings	0.09	0.10	—	—	0.09	0.10
Non-utility and Parent	(0.11)	—	0.03	—	(0.08)	—
Alliant Energy Consolidated	$2.31	$2.28	$0.03	$—	$2.34	$2.28

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2022	2021	2022	2021	2022	2021
IPL	$327	$322	$—	$—	$327	$322
WPL	247	215	—	—	247	215
Corporate Services	11	11	—	—	11	11
Subtotal for Utilities and Corporate Services	585	548	—	—	585	548
ATC Holdings	22	24	—	—	22	24
Non-utility and Parent	(28)	(1)	8	—	(20)	(1)
Alliant Energy Consolidated	$579	$571	$8	$—	$587	$571

Adjusted, or non-GAAP, earnings for the nine months ended September 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2022	2021	2022	2021
Non-utility and Parent:
Iowa state income tax rate change	$8	$—	$0.03	$—

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Revenues:
Electric utility	$1,039	$939	$2,624	$2,357
Gas utility	62	50	418	289
Other utility	11	13	35	36
Non-utility	23	22	70	60
	1,135	1,024	3,147	2,742
Operating expenses:
Electric production fuel and purchased power	274	207	633	478
Electric transmission service	157	148	428	403
Cost of gas sold	26	18	242	149
Other operation and maintenance:
Energy efficiency costs	11	11	35	27
Non-utility Travero	17	15	51	42
Other	144	145	406	408
Depreciation and amortization	169	165	501	494
Taxes other than income taxes	28	26	82	78
	826	735	2,378	2,079
Operating income	309	289	769	663
Other (income) and deductions:
Interest expense	83	68	235	206
Equity income from unconsolidated investments, net	(5)	(13)	(37)	(47)
Allowance for funds used during construction	(10)	(7)	(34)	(16)
Other	—	3	—	7
	68	51	164	150
Income before income taxes	241	238	605	513
Income tax expense (benefit)	14	(21)	26	(66)
Net income	227	259	579	579
Preferred dividend requirements of IPL	—	3	—	8
Net income attributable to Alliant Energy common shareowners	$227	$256	$579	$571
Weighted average number of common shares outstanding:
Basic	251.0	250.3	250.8	250.2
Diluted	251.3	250.8	251.1	250.6
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted)	$0.90	$1.02	$2.31	$2.28

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2022	December 31, 2021
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$344	$39
Other current assets	1,349	1,030
Property, plant and equipment, net	15,858	14,987
Investments	551	517
Other assets	2,103	1,980
Total assets	$20,205	$18,553
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$658	$633
Commercial paper	383	515
Other current liabilities	1,381	906
Long-term debt, net (excluding current portion)	7,570	6,735
Other liabilities	3,948	3,774
Alliant Energy Corporation common equity	6,265	5,990
Total liabilities and equity	$20,205	$18,553

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2022	2021
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$878	$876
Accounts receivable sold to a third party	(393)	(399)
Net cash flows from operating activities	485	477
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(873)	(772)
Other	(69)	(60)
Cash receipts on sold receivables	358	423
Other	(15)	(43)
Net cash flows used for investing activities	(599)	(452)
Cash flows from (used for) financing activities:
Common stock dividends	(322)	(304)
Proceeds from issuance of long-term debt	1,238	300
Payments to retire long-term debt	(379)	(4)
Net change in commercial paper	(132)	(73)
Contributions from noncontrolling interest	29	—
Distributions to noncontrolling interest	(29)	—
Other	16	24
Net cash flows from (used for) financing activities	421	(57)
Net increase (decrease) in cash, cash equivalents and restricted cash	307	(32)
Cash, cash equivalents and restricted cash at beginning of period	40	56
Cash, cash equivalents and restricted cash at end of period	$347	$24

KEY FINANCIAL AND OPERATING STATISTICS

	September 30, 2022	September 30, 2021
Common shares outstanding (000s)	251,022	250,361
Book value per share	$24.96	$23.91
Quarterly common dividend rate per share	$0.4275	$0.4025

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Utility electric sales (000s of megawatt-hours)
Residential	2,088	2,164	5,747	5,711
Commercial	1,709	1,777	4,847	4,804
Industrial	2,810	2,882	8,065	8,122
Industrial - co-generation customers	181	208	645	625
Retail subtotal	6,788	7,031	19,304	19,262
Sales for resale:
Wholesale	774	799	2,172	2,128
Bulk power and other	985	1,054	2,989	2,283
Other	16	18	46	53
Total	8,563	8,902	24,511	23,726
Utility retail electric customers (at September 30)
Residential	838,799	831,478
Commercial	144,728	144,296
Industrial	2,437	2,451
Total	985,964	978,225
Utility gas sold and transported (000s of dekatherms)
Residential	1,370	1,190	20,748	18,456
Commercial	1,758	1,542	14,451	12,736
Industrial	456	532	2,085	2,107
Retail subtotal	3,584	3,264	37,284	33,299
Transportation / other	30,982	26,365	83,241	74,111
Total	34,566	29,629	120,525	107,410
Utility retail gas customers (at September 30)
Residential	377,926	375,304
Commercial	44,441	44,199
Industrial	329	342
Total	422,696	419,845

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Electric margins	$4	$5	$25	$25
Gas margins	—	(1)	6	1
Total temperature impact on margins	$4	$4	$31	$26

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Normal	2022	2021	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	93	39	123	4,679	4,373	4,237
Madison, Wisconsin (WPL)	136	50	148	4,723	4,409	4,489
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	604	621	549	903	950	795
Madison, Wisconsin (WPL)	508	510	500	784	820	688

(a)HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.